As filed with the Securities and Exchange Commission on April 7, 2025

Registration No. 333-159594

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-3 Registration Statement No. 333-159594

UNDER

THE SECURITIES ACT OF 1933

VILLAGE BANK AND TRUST FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Virginia	16-1694602
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

13319 Midlothian Turnpike

Midlothian, Virginia 23113

(804) 897-3900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William B. Littreal

Senior Executive Vice President

and Chief Financial Officer

TowneBank

5716 High Street

Portsmouth, Virginia 23703

(757) 638-6794

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Approximate Date of Commencement of Proposed Sale to the Public:  Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to Registration Statement on Form S-3 (No. 333-159594), pertaining to the registration and sale of (a) a warrant for the purchase of 499,029 shares of common stock of Village Bank and Trust Financial Corp. (the “Company”) with an initial per share exercise price of $4.43 and (b) the 499,029 shares of common stock issuable upon exercise of such warrant (the “Registration Statement”).

On August 8, 2014, the Company effected a 1-for-16 reverse stock split of its outstanding common stock. The share amount listed above for the Registration Statement is presented on a pre-split basis.

On April 1, 2025, pursuant to the Agreement and Plan of Reorganization, dated as of September 23, 2024, by and among TowneBank, Cardinal Sub, Inc. (“Towne Merger Sub”), a newly formed Virginia corporation and wholly-owned subsidiary of TowneBank, the Company and Village Bank, the wholly-owned bank subsidiary of the Company, Towne Merger Sub was merged with and into the Company, with the Company as the surviving corporation (the “First Step Merger”). Immediately thereafter, the Company merged with and into TowneBank (the “Second Step Merger”), and immediately after the Second Step Merger, Village Bank merged with and into TowneBank (collectively with the First Step Merger and Second Step Merger, the “Merger”). As a result of the Merger, the Company ceased to exist as of 12:03 a.m. on April 1, 2025.

As a result of the Merger, the offering and sale of securities under the Registration Statement under the Securities Act of 1933, as amended, which has been previously filed with the Securities and Exchange Commission, has been terminated. In accordance with the undertakings made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, TowneBank (as successor to the Company) hereby removes from registration the securities of the Company registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant (as successor to Village Bank and Trust Financial Corp.) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portsmouth, Virginia, on this 7th day of April, 2025.

TOWNEBANK
(as successor to Village Bank and Trust Financial Corp.)

By:	/s/ William B. Littreal
Senior Executive Vice President
and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.